EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-212951 on Form S-3 and Registration Statement No. 333-202125 on Form S-8 of our reports dated February 14, 2018, relating to the consolidated and combined financial statements of Urban Edge Properties, and the effectiveness of Urban Edge Properties’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Urban Edge Properties and Urban Edge Properties LP for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 14, 2018